UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

SPX CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-6948	38-1016240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13320-A Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (980) 474-3700

NOT APPLICABLE
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On December 30, 2016, certain SPX Corporation (“SPX” or the “Company”) subsidiaries completed the previously announced sale of SPX’s Balcke-Dürr businesses, a group within SPX’s Power Reportable Segment (“Balcke-Dürr”), to a subsidiary of mutares AG. Mutares AG is a German-based publically traded industrial holding company.

Pursuant to the Share Purchase Agreement, by and among SPX Cooling Technologies Leipzig GmbH, a company organized in Germany, Marley Cooling Tower (Holdings) Limited, a company organized in the United Kingdom, and SPX Mauritius Ltd., a company organized in Mauritius (collectively, the “Sellers,” and each a “Seller”), and mutares Holding-24 AG, a company organized in Germany (“Purchaser”), and, as parent guarantor, mutares AG, a company organized in Germany (“mutares”), the Sellers transferred the equity interests of the various subsidiaries comprising Balcke-Dürr to Purchaser on a debt-free basis in exchange for €5 cash at closing. In addition, Sellers provided a non-interest bearing loan of €8.8 million to Purchaser, payable in installments due at years end 2018 and 2019, and left approximately €20 million of cash and sufficient working capital (subject to a working capital adjustment) within Balcke-Dürr to support ongoing operations and implementation of the Purchaser’s strategic plan. Finally, the parties agreed to an earn-out arrangement whereby Purchaser will pay a percentage of free cash flow of Balcke-Dürr, up to €5 million, beginning in 2020.

Item 8.01.    Other Events.

A copy of the press release issued by the Company announcing the completion of the sale is included as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release of SPX Corporation, dated December 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION
(Registrant)

Date: December 30, 2016	By:	/s/ John W. Nurkin
John W. Nurkin
Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of SPX Corporation, dated December 30, 2016